UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  November 29,  2007

Altair Nanotechnologies Inc.
(Exact Name of Registrant as Specified in its Charter)

Canada	1-12497	33-1084375
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

204 Edison Way
Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(775) 856-2500

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.                      Entry into a Material Definitive Agreement

On November 29, 2007, Altair Nanotechnologies Inc. (the “Company”) entered into a Purchase Agreement (the “Agreement”) with Al Yousuf, LLC, a United Arab Emirates limited liability company (“Investor”) relating to the purchase by the Investor of 11,428,572 common shares (the “Shares”) of the Company at a purchase price of $3.50 per share, for an aggregate purchase price of U.S. $40 million. The purchase is set to close in two stages, with a closing for $10 million in shares having occurred at the time of signing and a closing for the remaining shares scheduled to occur on or before December 10, 2007.

The Agreement includes a lock-up provision under which the Investor is prohibited from transferring any of the Shares for at least two years.  On each of the second, third, and fourth anniversaries of the closing, one third of the Shares will be released from this lock-up restriction. The Agreement contains representations, warranties and covenants as are customarily found in such transactions.

Simultaneously with the Agreement, the Investor and the Company executed a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which the Company is required to cause a registration statement registering the re-sale of the Shares to be effective on the two-year anniversary of closing, to the extent the Shares are not at such time eligible for resale without restriction under Rule 144 under the Securities Act. The Investor also has the right to demand a one-time underwritten registration of the Shares at any time during a six-year period beginning at the expiration of the initial two-year lockup period.  The Registration Rights Agreement includes customary provisions related to indemnification of Investor and continued effectiveness of the registration statement.

JPMorgan Securities Inc. (“JPMorgan”) acted as placement agent in connection with the offer and sale of the Shares.  Under engagement letters dated April 21, 2006 and September 24, 2007, the Company is obligated to pay to JP Morgan a fee equal to 6% of gross proceeds from the sale of the Shares ($2.4 million) and to reimburse JP Morgan’s expenses associated with the transaction.  The engagement letters also including customary provisions related to the indemnification of JP Morgan.

The descriptions of the Purchase Agreement, Registration Rights Agreement and engagement letters set forth above are summary in nature and omit certain detailed terms set forth in the underlying documents.  The summaries set forth above are qualified by the terms and conditions of the definitive documents as filed herewith

Item 3.02.                      Unregistered Sales of Equity Securities.

Information on Securities Sold.  The information provided under Item 1.01 above is incorporated herein by this reference.

Exemption From Registration Claimed.  The Shares have been and will be issued in reliance upon the exemption from registration afforded by the provisions of  Regulation S, as promulgated by the U.S. Securities and Exchange Commission under the Securities Act, based upon the following: (a) the Investor represented to us that it is not a “U.S. Person,” as defined in Rule 902 under the Securities Act; (b) the Investor confirmed to us that it was outside the United States at all times relevant to the offering,  (c) no directed selling efforts were made with respect to the offering in the United States, and (d) governing agreements, documents and certificates included the offering restrictions, transfer restrictions and legends required by Regulation S.

Item 7.01  Regulation FD Disclosure.

On November 30, 2007, the Company issued a press release entitled “Altar Nanotechnologies Announces Completion of $40 Million Private Placement,” a copy of which is attached hereto as Exhibit 99.1

The information set forth in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Securities Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Purchase Agreement between Altair Nanotechnologies Inc. and Al Yousuf, LLC dated November 29, 2007.*

10.2	Registration Rights Agreement between Altair Nanotechnologies Inc. and Al Yousuf, LLC dated November 29, 2007.

10.3	Letter agreement dated April 21, 2006 Altair Nanotechnologies Inc. and JPMorgan Securities Inc.

10.4	Letter agreement dated September 24, 2007 between Altair Nanotechnologies Inc. and JPMorgan Securities Inc.

99.1	Press Release dated November 30, 2007

* Certain portions of this exhibit have been omitted pursuant to Rule 24b-2 and are subject to a confidential treatment request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Date: November 30, 2007	By:	/s/ Edward Dickinson
Edward Dickinson, Chief Financial Officer